Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Celsius Seeing Record Online and Delivery Sales Amid Shifts in Consumer Purchasing Habits

Focusing Marketing on Home Delivery & Pick-up Service Platforms as Demand Surges for Grocery Delivery, Company announces Instacart Energy Drink Aisle Sponsorship

Boca Raton, FL (April 30, 2020) –Celsius Holdings Inc. (Nasdaq: CELH), maker of the leading global fitness drink, CELSIUS®, today announced record online sales volume driven by new eCommerce partners and e-marketing initiatives. The portfolio of CELSIUS® brand fitness drinks is now the Energy Drink Aisle Sponsor for Instacart, a leading home grocery delivery service. The sponsorship is part of the Company’s strategy to shift investment in marketing programs towards targeted online campaigns in response to the recent surge in consumers using home delivery and pick-up services for food and beverages.

“During the first quarter, we repositioned much of our marketing dollars that were previously allocated to events and on-premise activations to digital programs such as our sponsorship with Instacart,” said John Fieldly, President and Chief Executive Officer. “There has been a clear behavioral change by consumers as traditional shopping habits have been thwarted by health and safety concerns arising from the COVID-19. As a result, in-store displays and premium cooler placements have given way to virtual isle banners and takeovers, as well as promoted search results with online retailers. Accordingly, Instacart has fast become a staple platform for delivery of our products with indications of continuing growth in attributable revenue.”

The Company moves experiential off-line activations to online with strategic partnerships with digital shopping apps as well as retailer omnichannel partnerships, leveraging the changes in consumer behaviors and grocery shopping patterns. The Company reports average daily online sales volumes have increased over 167% when compared to this time in the year ago period.

“The Company has created a new team focused on finding additional online opportunities to expand our retailer omnichannel presence, Fieldly continued, shopping habits have clearly been impacted by the coronavirus outbreak making the home delivery and online component of our business more important than ever before. Our digital-minded staff of savvy marketers are deploying more online oriented campaigns and initiatives to deliver tens of millions of additional impressions to highly targeted audiences. When it comes to driving awareness online, CPMs have never been lower due to the shear increase in the number of people who are now shopping online, and it is likely that one of the lasting effects of the pandemic will be an acceleration of the adoption of online shopping for food and beverage.”

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), is a global company with a proprietary, clinically proven formula for its master brand CELSIUS® and all its sub-brands. A lifestyle fitness drink and a pioneer in the rapidly growing performance energy sector, CELSIUS® has four beverage lines that each offer proprietary, functional, healthy-energy formulas clinically-proven to offer significant health benefits to its users. The four lines include, CELSIUS® Originals, CELSIUS HEAT™, CELSIUS® On-the-Go, and CELSIUS® Sweetened with Stevia. CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten-free and contains very little sodium. CELSIUS® is backed by six university studies that were published in peer-reviewed journals validating the unique benefits CELSIUS® provides. CELSIUS® is sold nationally at Target, CVS, Walmart, GNC, Vitamin Shoppe, 7-Eleven, Dick's Sporting Goods, The Fresh Market, Sprouts and other key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw's and Food Lion. It is also available on Amazon, at fitness clubs and in select micro-markets across the country. For more information, please visit http://www.celsiusholdingsinc.com

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings’ future results of operations and/or financial position, or state other forward-looking information. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings’ actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings has filed previously with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.